EXHIBIT 12.1

                       PDV AMERICA, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                Year Ended December 31
                                      _________________________________________________________________________
                                         1997            1996            1995           1994            1993
                                         ----            ----            ----           ----            ----
Income before provision for
     income taxes                      $334,185        $215,781        $226,482       $332,940         $252,373

Equity earnings (less than) in
     excess of distributions            (33,506)         (8,672)        (19,090)       (14,991)         (11,828)

Equity in losses of certain
     investees                            2,614           5,245           5,187             68              183

Interest                                209,465         194,362         186,546        157,575          136,857

Amortization of previously
     capitalized interest                 4,115           3,600           3,440          3,039            2,433

Portion of rent representative of
     interest factor                     13,000          11,000          10,928         11,305           11,173
                                       --------        --------        --------       --------         --------
Total earnings                         $529,873        $421,316        $413,493       $479,936         $391,191
                                       ========        ========        ========       ========         ========
Fixed charges

Interest expense                       $209,465        $194,362        $186,546       $157,575         $136,857

Capitalized interest                      7,800          12,000           5,000         12,000            4,000

Portion of rent representative of
     interest factor
                                         13,000          11,000          10,928         11,305           11,173
                                       --------        --------        --------       --------         --------
Total fixed charges                    $230,265        $217,362        $202,474       $180,880         $152,030
                                       ========        ========        ========       ========         ========
Ratio of earnings to fixed
     charges                              2.30x           1.94x           2.04x          2.65x            2.57x